Exhibit 99.1

                Joshua Nash Joins Board of Avatar Holdings Inc.

    CORAL GABLES, Fla., Sept. 30 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) today announced that Joshua Nash has joined its Board of Directors and will serve as its Chairman of the Board and member of the Executive Committee.

    Mr. Nash, through a private company, is a managing member of ODAV LLC, Avatar's largest stockholder. Mr. Nash, through a private company, is also a general partner of Ulysses Partners, and has been responsible for the direction and oversight of its diversified portfolio of public market investments since 1997. He previously performed the same role for Odyssey Partners from 1991 through 1996.

    Mr. Nash succeeds his father, Jack Nash, as Chairman of the Board of Avatar. Jack Nash remains a director of Avatar.


    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; Harbor Islands on Florida's east coast; Cory Lake Isles in Tampa, Florida; and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR.


    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in greater detail in Avatar's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.



SOURCE  Avatar Holdings Inc.
    -0-                             09/30/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com /
    (AVTR)

CO:  Avatar Holdings Inc.; ODAV LLC
ST:  Florida
IN:  CST RLT
SU:  PER